VOTING AGREEMENT


     This Voting Agreement is executed this 13th day of September, 1996, by and between GT Interactive Software Corp., ("GT"), the undersigned individuals (the "Shareholders") and Creative Programming and Technology Ventures, Inc., a Colorado Corporation ("CPTV").

1. Ownership. Each of the Shareholders represents to the others and to GT and CPTV that he or she is the beneficial owner of, or has unrestricted voting power with respect to those shares of Common Stock and Preferred Stock of CPTV (the "Voting Shares") set forth in the following table:

=======================================================================================================
                                     Common                    Voting                 Percent of
                                     Stock                    Preferred                   Vote
                                                                Stock
- -------------------------------------------------------------------------------------------------------
Gary Magness                         255,500                   255,500                    12.14
- -------------------------------------------------------------------------------------------------------
Kim Magness                          255,500                   255,500                    12.14
- -------------------------------------------------------------------------------------------------------
                                       8,000                                               0.19
- -------------------------------------------------------------------------------------------------------
Gary Vickers                         489,000                   489,000                    23.23
- -------------------------------------------------------------------------------------------------------
                                       2,000                                               0.05
- -------------------------------------------------------------------------------------------------------
                                      74,000*                                              1.76
- -------------------------------------------------------------------------------------------------------
William Gladstone                     34,000                                               0.81
- -------------------------------------------------------------------------------------------------------
                                     1,118,000                 1,000,000                  50.32
=======================================================================================================


* Pursuant to an irrevocable proxy granted by Jack A. Vickers, which expires December 31, 1996.

2. In reliance on this Agreement, CPTV and its wholly-owned subsidiary, KG Squared, Inc. ("KG"), have agreed to sell KG's entire debt and equity interest in Off World Entertainment, Inc., d/b/a Oddworld Inhabitants, Inc. ("Oddworld") to GT, and GT has agreed to purchase the entirety of such interest from KG and CPTV (the "Oddworld Transaction"). In further reliance on this Agreement, CPTV will present the sale by KG of its interest in Oddworld to the CPTV shareholders for approval at a special meeting (the "Special Meeting") to be called for that purpose.

3. Agreement to Vote. Each of the Shareholders irrevocably agrees to vote all of the shares over which such Shareholder exercises voting power, including but not limited to the Voting Shares, in favor of the approval of the Oddworld Transaction at the Special Meeting provided, however, that the Special Meeting is held before December 31, 1996. This Agreement shall be irrevocable and shall not be terminated or otherwise affected by the death, disability, bankruptcy, or incapacity of any of the Shareholders.

4. Governing Law; Remedies. This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado and shall be construed as an agreement entered into pursuant to Colo. Rev. Stat.ss.7-107-302. Each of the parties acknowledges and agrees that a default under the terms of this Agreement would result in irreparable harm which would not be fully compensable by damages. Therefore, and pursuant to Colo. Rev. Stat.ss.7-107-302, in addition to any and all other rights and remedies, each party agrees that this Agreement may be specifically enforced against such party, and that each party shall be entitled to obtain against any defaulting party such equitable relief, including immediate injunctive relief, as may be sought to remedy such breach.

5. Due Execution. Each party hereby represents and warrants that this Agreement has been duly executed and delivered by such party of such party's own free will and constitutes his or her legal, valid, and binding obligation, enforceable against such party in accordance with its terms.

6. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute the legal, valid, and binding obligation of each signatory to any one or more counterparts.

     IN WITNESS WHEREOF, this Voting Agreement has been executed by each of the undersigned, effective as of the date first above-written:


September 13, 1996                                      /s/ Gary R. Vickers
                                                       -------------------------
                                                       Gary R. Vickers


September 13, 1996                                     /s/ Kim Magness
                                                       -------------------------
                                                       Kim Magness


September 13, 1996                                     /s/ Gary Magness
                                                      --------------------------
                                                      Gary Magness

September 13, 1996                                    /s/ William Gladstone
                                                     ---------------------------
                                                     William Gladstone



September 13, 1996                               GT Interactive Software Corp.

                                                 By: /s/ Harry Rubin
                                                    ----------------------------
                                                     Name:   Harry Rubin
                                                     Title:  President



September 13, 1996                                Creative Programming and
                                                  Technology Ventures, Inc.



                                                   By: /s/ Gary R. Vickers
                                                       -------------------------
                                                       Name:   Gary R. Vickers
                                                       Title:  President








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